EXHIBIT 99.1

Pharma-Bio Serv Announces Results for the Three and Nine Months Ended July 31, 2022

September 14, 2022

DORADO, PUERTO RICO / ACCESSWIRE / September 14, 2022 / Pharma-Bio Serv, Inc. (“Pharma-Bio Serv” or the “Company”) (OTCQB:PBSV), a compliance, project management and technology transfer support consulting firm providing services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that revenues for the three and nine months ended July 31, 2022 were approximately $4.8 and $14.8 million, respectively. This represents a decrease of approximately $0.2 million and an increase of $0.2 million, for three and nine months respectively, when compared to the same periods last year.

Net income for the three and nine months ended July 31, 2022 was approximately $0.3 and $0.8 million, respectively, a decrease for both periods of approximately $2.0 million when compared to the same periods last year. The decrease is due to the forgiveness of principal and accrued interest of the SBA Loans of approximately $2.0 million in the 2021 periods.

During the three and nine months ended July 31, 2022, the Company repurchased 10,400 shares and 81,303 shares of its common stock, respectively, pursuant to its repurchase program. As of July 31, 2022, the Company is able to repurchase up to 1,551,943 shares of its common stock pursuant to its repurchase program.

“During the third quarter, our revenue in the US and European consulting markets increased as we focused our efforts on markets we have identified as significant opportunities to expand our network of clients. Our goal is to continue the positive revenue trend we are experiencing in those markets and replicate it to other markets we can serve,” stated Mr. Sanchez, Chief Executive Officer of the Company.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv’s core business is FDA and international agencies regulatory compliance consulting related services. The Company’s global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv’s management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv’s actual results or performance to differ materially from the forward-looking statements include those set forth in the “Risk Factors” section of Pharma-Bio Serv’s Annual Report on Form 10-K for the year ended October 31, 2021, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

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Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

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